---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 1 of 19 Pages
---------------------                                         ------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                 FirePond, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   318224 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 4, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]      Rule 13d-1(b)

           [X]      Rule 13d-1(c)

           [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 19 Pages

---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 2 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCV III, L.P.
        See Item 2 for identification of General Partner
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      130,810(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    130,810(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                    130,810(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.4%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,664,125 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 3 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      TCV III (Q), L.P.
           See Item 2 for identification of General Partner
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,476,771(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,476,771(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                    3,476,771(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      10.6%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 318,164 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 4 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      TCV III STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      156,614(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    156,614(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                    156,614(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.5%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,638,321 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 5 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      TCV III (GP)
           See Item 2 for a list of Managing General Partners
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      27,540(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    27,540(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                    27,540(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.1%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,767,395 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 6 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON   TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
        See Item 2 for a list of Managing Members
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,791,735(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,791,735(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                 3,791,735(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      11.6%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,200 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 7 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      TCV FRANCHISE FUND, L.P.
           See Item 2 for identification of General Partner
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,200(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,200(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                 3,200(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,791,735 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 8 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      TCVF MANAGEMENT, L.L.C.
           See Item 2 for a list of Managing Members
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,200(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,200(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                 3,200(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 3,791,735 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 9 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      JAY C. HOAG
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      0
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   3,794,935
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,794,935
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                 3,794,935
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      11.6%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 10 of 19 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
(1)        NAME OF REPORTING PERSON      RICHARD H. KIMBALL
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Tax ID Number:
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      0
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   3,794,935
          BENEFICALLY         --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,794,935
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                                                 3,794,935
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      11.6%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 11 of 19 Pages
---------------------                                        -------------------

                      ITEM 1.

                (a)     NAME OF ISSUER: FirePond, Inc. (the "Company")

                (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        Waltham Woods Corporate Center
                        890 Winter Street Suite 300
                        Waltham, MA 02451

                        ITEM 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

        I.

                (a) TCV III, L.P., a Delaware limited partnership ("TCV III, L.P."). The General Partner of TCV III, L.P. is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard
                        H. Kimball ("Kimball").
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        II.

                (a) TCV III (Q), L.P., a Delaware limited partnership ("TCV III (Q)"). The General Partner of TCV III (Q) is TCM III.
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2
        III.
                (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III SP"). The General Partner of TCV III Strategic Partners is TCM III.
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        IV.
                (a)     TCV III (GP), a Delaware general partnership ("TCV III
                        (GP)"). The Managing General Partner of TCV III (GP) is TCM III.
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 12 of 19 Pages
---------------------                                        -------------------

        V.
                (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        VI.
                (a) TCV Franchise Fund, L.P., a Delaware limited partnership ("TCV FF"). The General Partner of TCV FF is TCVF Management, L.L.C., a Delaware limited liability company ("TCVF"). The sole Managing Members of TCVF are Hoag and Kimball.
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        VII.
                (a) TCVF Management, L.L.C., a Delaware limited liability company.
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        VIII.
                (a)     Jay C. Hoag
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     318224 10 2

        IX.
                (a)     Richard H. Kimball
                (b)     575 High Street, Suite 400, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     318224 10 2

                        ITEM 3.

        Not Applicable

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 13 of 19 Pages
---------------------                                        -------------------

                        ITEM 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                                 Common Stock                                         Dispositive
        Filing Person         Beneficially Owned    % of Class (1)    Voting Power       Power
        -------------         ------------------    --------------    ------------    -----------
TCV III, L.P.(2)                      130,810            0.4%             sole            sole
TCV III (Q)(2)                      3,476,771           10.6%             sole            sole
TCV III SP(2)                         156,614            0.5%             sole            sole
TCV III (GP)(2)                        27,540            0.1%             sole            sole
TCM III                             3,791,735           11.6%             sole            sole
TCV FF(3)                               3,200            0.0%             sole            sole
TCVF(3)                                 3,200            0.0%             sole            sole
Hoag(4)                             3,794,935           11.6%            shared           sole
Kimball(4)                          3,794,935           11.6%            shared           sole

                      (1) All percentages in this table are based on the 32,751,713 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission on February 4, 2000 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

                      (2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III, L.P., TCV III (Q), TCV III (GP) and TCV III SP, may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                      (3) TCV FF is the holder of record of the securities set forth opposite its name and has sole voting and investment power with respect to such securities. TCVF, as sole General Partner of TCV FF, may also be deemed to have sole voting and investment power with respect to such securities. TCVF disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                      (4) Under the operating agreement of TCM III and TCVF, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds and TCV FF. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

                        ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 14 of 19 Pages
---------------------                                        -------------------


                        ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                                OF ANOTHER PERSON

        Not Applicable.

                        ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE
                                SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                                REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

                        ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                                OF THE GROUP

        This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

                        ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

                        ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 15 of 19 Pages
---------------------                                        -------------------


                        MATERIAL TO BE FILED AS EXHIBITS



        The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997

        The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

        Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

        The following exhibit was filed as Exhibit C to the Schedule 13G relating to the Common Stock of Cacheflow, Inc. filed by the undersigned with the Securities and Exchange Commission on November 29, 1999 and is hereby incorporated herein by reference:

        Exhibit C - Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory

        The following exhibit is attached hereto:

        Exhibit D - Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory, February 9, 2000

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 16 of 19 Pages
---------------------                                        -------------------


                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 9, 2000


                                               TCV III, L.P.,
                                               a Delaware Limited Partnership

                                               By: /s/ Robert C. Bensky
                                                   -----------------------------
                                                   Robert C. Bensky
                                                   Authorized Signatory


                                               TCV III (Q), L.P.,
                                               a Delaware Limited Partnership

                                               By:    /s/ Robert C.Bensky
                                                  ------------------------------
                                                  Robert C. Bensky
                                                  Authorized Signatory


                                               TCV III STRATEGIC PARTNERS, L.P.,
                                               a Delaware Limited Partnership

                                               By: /s/ Robert C. Bensky
                                                  ------------------------------
                                                  Robert C. Bensky
                                                  Authorized Signatory


                                               TCV III (GP),
                                               a Delaware General Partnership

                                               By: /s/ Robert C. Bensky
                                                  ------------------------------
                                                  Robert C. Bensky
                                                  Authorized Signatory

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 17 of 19 Pages
---------------------                                        -------------------


                                          TECHNOLOGY CROSSOVER
                                          MANAGEMENT III, L.L.C.,
                                          a Delaware Limited Liability Company

                                          By: /s/ Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


                                          TCV Franchise Fund, L.P.,
                                          a Delaware Limited Partnership

                                          By: /s/ Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


                                          TCVF MANAGEMENT, L.L.C.
                                          a Delaware Limited Liability Company

                                          By: /s/ Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


                                          JAY C. HOAG


                                          By: /s/ Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


                                          RICHARD H. KIMBALL


                                          By: /s/ Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory

---------------------                                        -------------------
CUSIP NO. 318224 10 2                  13G                   Page 18 of 19 Pages
---------------------                                        -------------------


                                    Exhibit D

       AGREEMENT TO FILE JOINTLY AND STATEMENT APPOINTING DESIGNATED FILER
                   AND AUTHORIZED SIGNATORY, FEBRUARY 9, 2000



        Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Technology Crossover Management II, L.L.C. or such other person or entity as is designated in writing by Robert C. Bensky (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with other reporting persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to the Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

        Each Reporting Person hereby further authorizes and designates Robert C. Bensky (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

        The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.


                               REPORTING PERSONS:

February 9, 2000               TCV Franchise Fund, L.P.,
                               a Delaware Limited Partnership

                               By:  TCVF Management, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner



                               By: /s/  Jay C. Hoag
                                  ---------------------------------------
                                   Jay C. Hoag, Managing Member

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 19 of 19 Pages
---------------------                                        -------------------


February 9, 2000               TCVF Management, L.L.C.,
                               a Delaware Limited Liability Company



                               By: /s/  Jay C. Hoag
                                  -------------------------------
                                   Jay C. Hoag, Managing Member



                               DESIGNATED FILER:

February 9, 2000               Technology Crossover Management II, L.L.C.,
                               a Delaware Limited Liability Company



                               By: /s/  Jay C. Hoag
                                  ---------------------------------------
                                   Jay C. Hoag, Managing Member



                               AUTHORIZED SIGNATORY:

February 9, 2000               Robert C. Bensky



                               By: /s/  Robert C. Bensky
                                  ---------------------------------------
                                   Robert C. Bensky